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LYNCH INTERACTIVE CORPORATION

401 Theodore Fremd Avenue

Rye, NY 10580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2001

April 18, 2001

To the Shareholders of
Lynch Interactive Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Interactive Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 10, 2001, at 3:00 p.m. for the following purposes:

1.To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of March 23, 2001 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

By Order of the Board of Directors
Robert E. Dolan
Chief Financial Officer

IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                                             Proxy Statement Pursuant to Section 14(a) of
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LYNCH INTERACTIVE CORPORATION
401 Theodore Fremd Avenue
Rye, NY 10580

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Lynch Interactive Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich, Connecticut on May 10, 2001, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 18, 2001.

Only shareholders of record at the close of business on March 23, 2001 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 2,821,666 shares of the Corporation's common stock, par value $.0001 (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Delaware General Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Corporation was spun off (the "Spin Off") from Lynch Corporation on September 1, 1999, and became a public company at that time.

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election. The election of directors shall be determined by a plurality of the votes cast. Six of the nominees have served as directors of the Corporation since the Spin Off on September 1, 1999. Messrs. Lee and Tese were appointed to the Board in 2000. The By-laws of the Corporation provide that Board of Directors shall consist of no less than two and no more than nine members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 2001 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on page 4 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees. Name: Age; Business Experience And Principal Occupation Served as For Last 5 Years; and Directorships in Director From Public Corporations and Investment Companies --------------------------------------------
  President (since 1995) of Florida Power & Light Co.; former President and Chief Operating
Officer of Lynch Corporation and former Chairman and President of Spinnaker Industries,       1999
Inc., a subsidiary of Lynch Corporation; Director of FPL Group, Inc. and Florida Power &
Light Company

John C. Ferrara, 49
  President and Chief Operating Officer (since 2000) and Chief Financial Officer
(1999-2000) of SPACE.com, an internet start-up which offers content, news, entertainment, information and education about space; Executive Vice President and Chief Financial Officer
(1998-January 1999) of Golden Books Family Entertainment, Inc., a NASDAQ company which published, licensed and marketed entertainment products; Vice President and Chief Financial
Officer (1989-1997) of Renaissance Communications Corp., a NYSE company which owned and operated television broadcast stations; from 1973-1989, various financial positions at The
American Express Company, National Broadcasting Company (NBC) and Deloitte & Touche;
Director of Gabelli Asset Management Inc.                                                     1999

Mario J. Gabelli, 58
  Chairman and Chief Executive Officer of the Corporation (since September 1999); Chairman
(since 1986), Chief Executive Officer (1986-January 2000) and Director of Lynch
Corporation; Chairman and Chief Executive Officer of Gabelli Group Capital Partners, Inc.
(since 1980), a private company which makes investments for its own account; Chairman and
Chief Executive Officer of Gabelli Asset Management Inc. (since 1999), a NYSE listed holding company for subsidiaries engaged in various aspects of the securities business;
Director/Trustee and/or President of all registered investment companies managed by Gabelli
Funds, LLC (since 1986); Director of Spinnaker Industries, Inc.; Governor of the American
Stock Exchange; Overseer of Columbia University Graduate School of Business; Trustee of
Fairfield University, Roger Williams University, Bruce Museum, Winston Churchill Foundation
and E.L. Wigend Foundation; Director of the National Italian American Foundation and the
American-Italian Cancer Foundation; Chairman, Patron's Committee of Immaculate Conception
School; and former trustee of Fordham Preparatory School and Dr. I. Fund Foundation
                                                                                              1999

Daniel R. Lee, 44
  Business Consultant (2000 to present); Chief Financial Officer and Senior Vice President of HomeGrocer.Com, Inc. (1999 until sale in 2000); Chief Financial Officer, Treasurer and
Senior Vice President of Finance and Development of Mirage Resorts, Incorporated
(1992-1999).                                                                                  2000

David C. Mitchell, 59
  President of the Telephone Group and member of the Board of Directors of Rochester
Telephone (now Global Crossing) until 1992; President and Chief Executive Officer of
Personal Sound Technologies, Inc., a development stage new venture company bringing a technology hearing aid to market (1992-3); Advisor to C-Tec Corporation from 1993 to its corporate reorganization in 1997; Director of Commonwealth Telephone enterprises, Inc.
(where he has also served as an adviser), HSBC (Rochester, NY Board), and IBS International
Corp. (until September 1999)                                                                  1999

Salvatore Muoio, 41
  Principal and Chief Investment Officer of S. Muoio & Co. LLC, a securities advisory firm
(since 1996); Securities Analyst and Vice President of Lazard Freres & Co., L.L.C., an
investment banking firm (1995-1996); Securities Analyst at Gabelli & Company, Inc.
(1985-1995)                                                                                   1999

Ralph R. Papitto, 74
  Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a manufacturer and supplier of electrical distribution products (1993-1999); Founder, Chairman and a Director of Nortek, Inc., a manufacturer of construction products (1967-1993); Director of AFC Cable
Systems, Inc., Lynch Corporation; Spinnaker Industries, Inc. and Global Sports &
Gaming.Com; Chairman of the Board of Trustees of Roger Williams University.                   1999

Vincent S. Tese, 58
  Lawyer, investment adviser and cable television executive.  Chairman of Wireless Cable
International Inc. (1997 to present); Chairman of Cross County Wireless (1993 to 1996) and
a corporate officer and general partner of its predecessor companies.  Served in the New
York State Administration of governors Cuomo (1983 to 1994).  Director of the Bear Stearns
Companies, Allied Waste Industries, Inc., Browne and Company, Inc. Cablevision, Inc. and
KeySpar Energy.  Trustee of New York University School of Law and The New York Presbyterian
Hospital.                                                                                     2000

OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were seven meetings of the Board of Directors during 2000, and the Board acted once by unanimous written consent. The Board of directors has established three standing committees, the principal duties of which are described below: Audit Committee: Reviews the independence of and recommends to the Board of Directors the appointment of independent auditors; reviews with management and the independent auditors the annual financial statements prior to their filing with the Securities and Exchange Commission; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met six times during 2000. The present members are Messrs. Ferrara (Chairman), Mitchell and Muoio. See Report of Audit Committee at page 10 and the Audit Committee Charter attached as Exhibit A to this Proxy Statement. Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Interactive Corporation Bonus Plan and 401(k) Savings Plan, as summarized on pages 6 and 7 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The present members are Messrs. Papitto (Chairman), Evanson and Ferrara. A Committee consisting of Messrs. Papitto and Ferrara deal with matters relating to the Principal Executive Bonus Plan. The Executive Compensation and Benefits Committee met once during 2000 and acted once by unanimous written consent. Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee did not meet during 2000. The present members are Messrs. Gabelli (Chairman), Evanson and Papitto. The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

COMPENSATION OF DIRECTORS

Directors, who are not otherwise employees, receive a monthly cash retainer of $1,500, a fee of $2,000 for each in personam Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2001, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.
                  Beneficial Owner*                           Of Beneficial Ownership            Of Class
                  -----------------                           -----------------------            --------
Kinetics Asset Management, Inc.                              152,015                                    5.4%
Dimensional Fund Advisors Inc.                               141,000(1)                                 5.0%
Cascade Investment LLC                                       235,941(2)                                 7.7%
Mario J. Gabelli                                             649,114(3)                                23.0%
Paul J. Evanson                                               11,304                                      **
John C. Ferrara                                                2,828                                      **
Daniel R. Lee                                                      0                                      **
David C. Mitchell                                                800(4)                                   **
Salvatore Muoio                                                2,704                                      **
Ralph R. Papitto                                               2,904                                      **
Vincent S. Tese                                                    0                                      **
Robert E. Dolan                                                  470(5)                                   **
Robert A. Hurwich                                                910(6)                                   **
All Directors and Executive Officers as a group (ten         671,034                                   23.8%
in total)

        * The address of each holder of more than 5% of the Common Stock is as follows: Kinetics Asset Management – 342 Madison Avenue, Suite 702, New York, NY 10173; Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; Cascade Investment LLC, 2365 Carillon Point, Kirkland, Washington 98033, and Mr. Gabelli - Corporate Center at Rye, Rye, NY 10580.

** Represents holdings of less than one percent.

        (1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser (“Dimensional”), is deemed to be the beneficial owner of 141,100 shares. Dimensional disclaims beneficial ownership of all such shares.

        (2) Cascade Investment LLC owns a $10,000,000 Convertible Promissory Note of the Corporation convertible into Common Stock of the Corporation at the rate of $42.50 principal amount of the Note for each share of Stock.

        (3) Includes 500,514 shares of Common Stock owned directly by Mr. Gabelli (including 6,924 held for the benefit of Mr. Gabelli under the Corporation’s 401(k) Savings Plan), 8,600 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 140,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 6% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his approximate 6% interest therein.

(4) Hold as trustee of a family trust.

(5) Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(6) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

Morgan Group is an approximately 56% owned subsidiary of the Corporation whose stock is traded on the American Stock Exchange (AMEX). As of March 15, 2001 Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 161,100 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of approximately 23.0% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation.

EXECUTIVE COMPENSATION

At the time of the Spin Off on September 1, 1999, the Executive Officers of Lynch Corporation became employees of Lynch Interactive Corporation (with the substantially same salaries, bonus potential and other compensation arrangements as were then in effect). At that time, they ceased to be employees of Lynch Corporation although they remained the Executive Officers of Lynch Corporation. Lynch Interactive began charging Lynch Corporation for the corporate services provided by such Executive Officers (approximately 25% of their compensation cost from September 1 to December 31, 1999). As of January 1, 2000, Mr. Gabelli became an employee of Lynch Corporation as well as the Corporation, and Mr. Dolan ceased to perform substantial services for Lynch Corporation. As a result, the Corporation ceased to charge Lynch Corporation for a portion of their compensation although it continued to do so for Mr. Hurwich. The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to long term compensation: Prior to the Spin Off, such officers were officers and employees of Lynch Corporation, and the information set forth under Executive Compensation includes the compensation paid both prior to September 1, 1999 by Lynch Corporation and after September 1, 1999 by the Corporation.
                                       Annual Compensation

                                                                                       Long Term Compensation
                                                                                               Awards
                                                                                        Stock
                                                                                     Underlying                        All Other
   Name and Principal Position                                                          SARs2        Payments3        Compensation
                                        Year          Salary($)       Bonus($)1          (#)            ($)               ($)4

Mario J. Gabelli                        2000           350,000             0              -                              0
  Chief Executive Officer               1999           500,000             0              -        1,868,998             0
  Chairman of the Board                 1998           500,000             0              -            -               200
  Chairman of the
Executive Committee

Robert E. Dolan                         2000          250,000        300,000              -                            200
 Chief Financial Officer
                                        1999          250,000         75,000              -          685,822             0

                                        1998           240,000        50,000            2,000          -               200

Robert A. Hurwich                       2000         182,608          20,000              -            -               200
  Vice President-Admin-                 1999          180,000         25,000              -          345,722             0
  istration, Secretary,                 1998          164,000         20,000            1,000          -               200
  General Counsel (5)
(1) Bonuses earned in any fiscal year are generally paid during the following fiscal year.

(2) Shares of Common Stock of Lynch Corporation at the time of grant underlying Phantom Stock Plan awards.

(3) Represents payments by Lynch Interactive Corporation under the Phantom Stock Plan of Lynch Corporation and Lynch Interactive in 2000 based upon December 31, 1999, stock values. Does not include $483,039, $177,249 and $89,351 paid by Lynch Corporation in 2000 based upon December 31, 1999 stock values to Messrs. Gabelli, Dolan and Hurwich, respectively.

(4) The compensation reported represents contributions made to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for 2000.

(5) Resigned effective as of March 31, 2001. There were no grants of stock options or stock appreciation rights during 2000, and the Phantom Stock Plan was terminated by the Board of Directors of Lynch Interactive effective as of December 31, 1999.

EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy The Executive Compensation and Benefits Committee (the "Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors. The objectives of the Corporation's executive compensation program are to: o Support the achievement of desired Corporation performance.

o Provide compensation that will attract and retain superior talent and reward performance.

o Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value. o Evaluate the effectiveness of the Corporation’s incentives for key executives.

The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance. Executive Officer Compensation Program The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Lynch Interactive Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In 1996 Lynch Corporation adopted a Phantom Stock Plan applicable to officers and employees of the Lynch Corporation, which was terminated effective as of December 31, 1999. Base Salary Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and the other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. Salary increases for 2000 were based upon a variety of judgmental factors, including the individual performances of the officers in 1999 and their anticipated contributions to the Corporation in 2000, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli who as of January 1, 2000 also became an employee of Lynch Corporation as well as the Corporation, the Committee established Mr. Gabelli's salary at $350,000 per year. Bonus Plan The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average shareholders equity at the beginning of such year. Shareholders' equity is the average of shareholders equity at the beginning of the period and at the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal Executive Bonus Plan. See next paragraph below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The total bonuses paid for 1998, 1999 and 2000 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors. Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan of Lynch Corporation adopted by the Board of Directors and approved by shareholders in 1997. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1998, 1999 or 2000 under the Principal Executive Bonus Plan. A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page __ of this Proxy Statement. Lynch Interactive Corporation 401(k) Savings Plan All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Interactive Corporation 401(k) Savings Plan adopted after the Spin Off, after having completed one year of service (as defined in the Plan) and having reached the age of 18. The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 2000. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times. Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, each of Messrs. Gabelli, Dolan, and Hurwich, deferred $10,500 under the Lynch Corporation Plan during 2000, which amounts have been included for each individual in the Summary Compensation Table. Benefits The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 2000. Chief Executive Officer Compensation The following table sets forth compensation received by Mr. Gabelli for the last seven years as Chairman and Chief Executive Officer of Lynch Corporation (1994 to the spin off in September 1999) and the Corporation (since September 1999):
Salary              150,000       325,000      500,000       500,000      500,000       500,000      350,000
Bonus                     0       625,000            0             0            0             0            0

Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Lynch Corporation Compensation Committee recognized that Mr. Gabelli’s 1994 and prior years’ compensation was materially below that of chief executive officers of comparable companies. Therefore, that Committee increased Mr. Gabelli’s salary to $500,000 per year effective July 1, 1995, with no raise since then. Effective in 2000, the $500,000 salary was split, with $350,000 to be paid by the Corporation and $150,000 to be paid by Lynch Corporation. 2000 was a year of strategic accomplishments, including execution of the contracts to acquire Central Utah Telephone Company and Central Telecom Services and successful participation in certain Federal Communications Commission spectrum auctions. However, 2000 was also a year of certain disappointments including the profitability of The Morgan Group, Inc. Mr. Gabelli made substantial contributions to the Corporation’s performance; however, no bonus was awarded to Mr. Gabelli for 2000. In addition, that Committee recognizes the role of leadership, particularly that of Mr. Gabelli, in developing existing businesses and in making strategic acquisitions. In 1997, the Lynch Corporation Committee granted Mr. Gabelli 25,000 units under the Lynch Corporation’s Phantom Stock Plan, which was terminated effective as of December 31, 1999. See the Summary Compensation Table at page 5 for amounts paid to Mr. Gabelli upon such termination. Previously, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock in March 1996 (equal to Mr. Gabelli’s 1995 bonus), which resulted in the purchase of 10,373 shares, and in January 1994, the Corporation sold Mr. Gabelli 100,000 shares at the then market price.

Ralph R. Papitto, Chairman of the Executive Compensation and Benefits Committee

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the period September 1, 1999 (the date the Corporation’s stock began trading publicly) through December 31, 1999 with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the two Standard Industrial Classification (SIC) codes within which the Corporation conducts the bulk of its business operations: SIC Code 4813, Telephone Communications, except Radio Telephone (174 companies), and SIC Code 4213, Trucking, except Local (42 companies). The data presented in the graph assumes that $100 was invested in the Corporation’s Common Stock and in each of the indexes on September 1, 1999 and that all dividends were reinvested.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LYNCH
INTERACTIVE CORPORATION AMEX MARKET INDEX AND PEER GROUP
INDEX
COMPANY/INDEX/MARKET                                                   9/1/99           12/31/99           12/31/00
Lynch Interactive Corporation                                          100.0            192.07              167.31
Peer Group Index                                                       100.0            113.69               85.80
AMEX Market Index                                                      100.0            116.58              115.15

                                      ASSUMES $100 INVESTED ON SEPT 1, 1999
                                           ASSUMES DIVIDENDS REINVESTED
                                         FISCAL YEAR ENDING DEC. 31, 2000

TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 2000, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $45,000 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Group Capital Partners, Inc. ("Gabelli Partners"), was less than $60,000. In March, 1997 and February 1998, Bal/Rivgam, L.L.C. and BCK/Rivgam, L.L.C., in which affiliates of Gabelli Partners have a 49.9% interest, agreed to pay the subsidiary a 5% net profits interest (after a capital charge) in Bal/Rivgam and BCK/Rivgam, respectively, in return for certain services provided or to be provided by the Corporation's subsidiary in connection with bidding on and developing wireless communication service licenses and local multipoint distribution services licenses. An affiliate of Gabelli Partners and a subsidiary of the Corporation both participated in an entity which invested in Theta Communications, L.L.C., which participated in and won a personal communications services (PCS) license for approximately $3.7 million in the Federal Communications Commission auction held in late 2000 - early 2001. Mr. Gabelli is the majority owner of Gabelli Partners and is its Chairman and Chief Executive Officer. In 1998, the Lynch Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, recently purchased by an affiliate of Mr. Gabelli. The lease runs through December, 2002, and provides for rent at approximately $18.00 per square foot, per annum plus a minimum of $2.50 per square foot per annum for electricity, subject to adjustment for increases in tax and other operating expenses. The amount of the lease is currently approximately $8,400 per month. Lynch Interactive became the primary lessee of such lease at the Spin Off. To assist the Corporation with the private placement of a $25 million convertible promissory note to Cascade Investment LLC, Mr. Gabelli agreed to give Cascade an option to sell the Note to him at 105% of the principal amount thereof on December 15, 2000. The put was secured by a bank letter of credit, which was secured by securities deposited by Mr. Gabelli or an affiliate with the bank. The Corporation agreed to reimburse the Chairman for the cost of the letter of credit (approximately $140,000 through December 31, 2000,) plus his counsel fees in connection with the option to sell agreement and obtaining the letter of credit. The Option to Sell Agreement was amended. As amended, Cascade has the right to put up to $15 million of the Note back to Mr. Gabelli on or prior to January 31, 2001 and Cascade has the right to put up to $10 million of the Note to him between November 15 and December 1, 2002. As a condition of modifying and extending the put, the Corporation entered into an agreement with Mr. Gabelli whereby if Cascade were to elect to exercise the put, the Corporation would pay for and acquire, on the same terms and conditions, any portions of the Note put by Cascade. The Corporation also agreed to pay Mr. Gabelli or his affiliate a collateral maintenance fee of 10% per year on the unexpired amount of the letter of credit. The Corporation has the right to substitute its collateral for that provided by Mr. Gabelli or his affiliate, and the maintenance fee would terminate. Cascade exercised its put right as to the $15 million portion of the Note on January 15, 2001 and the Corporation reacquired that portion of the Note. In 2000, the Corporation paid Gabelli Securities, Inc. a fee for services in connection with the acquisition of Central Scott Telephone Company in July 1999, by transferring to Gabelli Securities the stock of Lynch Capital Corporation, an in-house broker-dealer. Lynch Capital recorded in 2000 revenues of $6,000 and a net loss of $16,000 and contained $30,000 in cash or securities at transfer. Pursuant to the Corporation's By-laws, the Corporation is indemnifying Messrs. Gabelli, Hurwich and Dolan for expenses incurred by them in defending a lawsuit by Robert C. Carson, et. al. against Lynch Interactive Corporation, Lynch Multimedia Corporation and such officers, for which there is an agreement in principle to settle. The amount thereof has not yet been determined.

INDEPENDENT AUDITORS

Representatives of Ernst & Young, the Corporation's auditors for 2000, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 2001 because it wanted to finalize the 2000 audit, which was recently completed, before considering auditors for 2001. Audit Fees The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Corporation's, including fees for the Corporation's public subsidiary, The Morgan Group, Inc., 2000 financial statements and the reviews of the financial statements included in the Corporation's Form 10-Q for 2000 was $659,400. No Financial Information Systems Design and Implementation Fees No fees were billed by Ernst & Young for 2000 for financial information systems design and implementation fees. All Other Fees The aggregate fees billed by Ernst & Young for 2000 for services other than as set forth above were $154,000. The Audit Committee considered that the provisions of these services were compatible with maintaining Ernst & Young's independence. Audit Committee Report This year, the Audit Committee has reviewed and discussed the Corporation's audited 2000 financial statements with both management and Ernst & Young, the Corporation's independent auditors. The Audit Committee has also discussed with Ernst & Young, the Corporation's independent auditors for 2000, any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independent Standards Board No. I, Independent Discussions with Audit Committees and has discussed with Ernst & Young their independence. Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's systems of internal controls. Management has represented to us that the 2000 financial statements were prepared in accordance with generally accepted accounting principles. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the Corporation's 2000 audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Corporation's Board has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement. John C. Ferrara (Chairman) David C. Mitchell (Member) Salvatore Muoio (Member) The members of the Audit Committee are all "independent" for purposes of the American Stock Exchange listing standards.

SECTION 16(a) REPORTING

Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 2000, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them. However, due to a misinterpretation of the filing requirements by the Corporation, Mr. Gabelli failed to report a transaction in December 1999, which has been subsequently reported.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Interactive Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December 21, 2001, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2002 Annual Meeting.

MISCELLANEOUS

The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment. The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

ANNUAL REPORT

The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 2000, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.

By Order of the Board of Directors

Robert E. Dolan
Chief Financial Officer

Dated: April 18, 2001

SCHEDULE A

LYNCH INTERACTIVE CORPORATION

AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the Lynch Interactive Corporation (the “Company”) Audit Committee (the “Committee”). The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Directors (the “Board”). The Committee shall be appointed by the Board of Directors. The Committee shall consist of at least three directors and shall meet the requirements of the American Stock Exchange.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others, with respect to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. It recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the external auditor’s work.

The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order best to react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

        o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. The Committee shall have the authority and responsibility to evaluate and, where appropriate, recommend to the Board the replacement of the independent auditors.

        o The Committee shall request from the independent auditors annually, a formal written statement delineating all relationships between the auditors and the Company; discuss with the independent auditors any such disclosed relationships and their impact on the auditor’s independence; and recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

o Annually, the Committee shall review and recommend to the Board the selection of the Company’s independent auditors.

        o The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing. Also, the Committee shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

        o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        o The Committee shall review with management and the independent auditors, prior to filing, the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Limitation

Nothing in this Charter is intended to alter in any way the standard of conduct that applies to any of the directors of the Corporation under the Delaware General Corporation Law, as amended, and this Charter does not impose, nor shall it be interpreted to impose, any duty on any director greater than, or in addition to, the duties or standard established by the Delaware General Corporation Law.

LYNCH INTERACTIVE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors The undersigned shareholder of LYNCH INTERACTIVE CORPORATION (the "Corporation") hereby appoints Robert E. Dolan and Mary J. Carroll, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 10, 2001 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof. The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting. (continued and to be signed on the reverse side)

LYNCH INTERACTIVE CORPORATION

1. Election of Directors Duly Nominated:

FOR WITHHOLD Paul J. Evanson, John C. Ferrara, Mario J. Gabelli, Daniel R. Lee, David C. Mitchell, Salvatore Muoio, Ralph R. Papitto and Vincent S. Tese. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)
Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated:______________________________, 2000 _____________________________________(L.S.) (Signature of Shareholder) ____________________________________(L.S.) (Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.